Exhibit 99.3

[Letterhead of Lehman Brothers]

February 26, 2008

CONSENT OF LEHMAN BROTHERS

We hereby consent to (i) the inclusion of our opinion letter, dated January 17, 2008, to the Board of Directors of NYSE Euronext, as an Annex to the prospectuses that form a part of the Registration Statement on Form S-4 of NYSE Euronext, as it may be amended from time to time (the “Form S-4”), relating to the proposed business combination transaction between NYSE Euronext and The Amex Membership Corporation and (ii) the references in such prospectuses and the Form S-4 to such opinion and our firm name.

In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 or Section 11 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Form S-4 within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

LEHMAN BROTHERS

By:	/s/ Joel B. Fleck
Name:	Joel B. Fleck
Title:	Senior Vice President